Exhibit 99.2

FedEx Corporation

2019 OMNIBUS STOCK INCENTIVE PLAN

Section 1.    Purpose

The purpose of the FedEx Corporation 2019 Omnibus Stock Incentive Plan, as amended from time to time (the “Plan”), is to aid the Company and its Affiliates in retaining, attracting and rewarding Non-Management Directors and designated employees and to motivate them to exert their best efforts to achieve the long-term goals of the Company and its Affiliates. The Company believes that the ownership or increased ownership of Common Stock by employees and directors, or otherwise linking the compensation of employees and directors to the value of Common Stock, will further align their interests with those of the Company’s other stockholders and will promote the long-term success of the Company and the creation of long-term stockholder value. Accordingly, the Plan authorizes the grant of equity incentive awards to designated employees of the Company and its Affiliates and to directors of the Company. The Plan will be treated as a successor to the FedEx Corporation 2010 Omnibus Stock Incentive Plan, as amended (the “Prior Plan”).

Section 2.    Definitions and Rules of Construction

2.1    Definitions. The following capitalized terms used in the Plan shall have the respective meanings set forth below:

“Affiliate” means (a) any Subsidiary and (b) any other entity that, directly or through one or more intermediaries, is controlled by the Company, as determined by the Committee.

“Award” means any Stock Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Dividend Equivalent or Other Stock-Based Award, together with any related right or interest, granted to a Participant under the Plan.

“Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions, restrictions and other provisions of an Award granted to the Participant.

“Board of Directors” means the Board of Directors of the Company.

“Change of Control” has the meaning given such term in Section 19.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means those members, not less than two, of the Compensation Committee of the Board of Directors who are Independent Directors, or any successor committee or subcommittee of the Board of Directors designated by the Board of Directors, which committee or subcommittee shall be comprised of two or more members of the Board of Directors, each of whom is an Independent Director, subject to Section 4.1.

“Common Stock” means the common stock, par value $0.10 per share, of the Company and such other securities of the Company as may be substituted for Common Stock pursuant to Section 18.1 or 18.2.

“Company” means FedEx Corporation, a Delaware corporation, or its successor.

“Disability” means “permanent disability” as determined by the Committee in its sole discretion.

“Dividend Equivalent” means the right granted to a Participant under Section 13 of the Plan to receive a payment in an amount equal to the dividends paid on one outstanding Share with respect to all or a portion of the Shares subject to a Full-Value Award held by such Participant.

“Effective Date” has the meaning given such term in Section 3.1.

“Eligible Person” means (a) any employee of the Company or an Affiliate, (b) any individual to whom an offer of employment with the Company or an Affiliate is made, as determined by the Committee (provided that such prospective employee may not receive any payment or exercise any right with respect to an Award until such person has commenced such employment), and (c) any Non-Management Director.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means (a) in the case of a Stock Option, the amount for which a Share may be purchased upon exercise of such Stock Option, as set forth in the applicable Award Agreement, and (b) in the case of a Stock Appreciation Right, the per Share amount, as specified in the applicable Award Agreement, which is subtracted from the Fair Market Value of a Share in determining the amount payable upon exercise of such SAR.

“Fair Market Value” means, on any date, (a) the average of the high and low per Share sales prices as reported on the New York Stock Exchange composite tape on that date or (b) if such method is not practicable, the value of a Share as determined by the Committee using such other method as it deems appropriate.

“Full-Value Award” means any Award other than in the form of a Stock Option or Stock Appreciation Right and which is settled by the issuance of Shares (or at the discretion of the Committee, settled in cash or other consideration by reference to the value of Shares).

“Grant Date” means the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date as is determined and specified by the Committee as part of that authorization process.

“Incentive Stock Option” or “ISO” means a Stock Option or portion thereof that is intended to be and specifically designated as an “incentive stock option” within the meaning of Code Section 422 and meets the requirements thereof.

“Independent Director” means a member of the Board of Directors who qualifies at any given time as (a) an “independent director” under Section 303A of the New York Stock Exchange Listed Company Manual and (b) a “non-employee director” as defined in Rule 16b-3.

“Minimum Vesting Requirement” has the meaning given such term in Section 4.2(f).

“Net Exercise” means a Participant’s ability (if authorized by the Committee) to exercise a Stock Option by directing the Company to deduct from the Shares issuable upon exercise of his or her Stock Option a number of Shares having an aggregate Fair Market Value equal to the sum of the aggregate Exercise Price therefor plus the amount of the Participant’s tax withholding (if any), whereupon the Company shall issue to the Participant the net remaining number of Shares after such deduction.

“Non-Management Director” means a member of the Board of Directors who is not an employee of the Company or an Affiliate.

“Non-Qualified Stock Option” or “NQSO” means a Stock Option or portion thereof that is not an Incentive Stock Option.

“Other Stock-Based Award” means an Award granted to a Participant under Section 14 of the Plan.

“Participant” means any Eligible Person who receives an Award under the Plan.

“Performance Award” means an Award that includes performance conditions as specified by the Committee pursuant to Section 12 of the Plan.

“Performance Period” means the period of service to which the performance goal or goals for a Performance Award relate as determined by the Committee in its sole discretion.

“Plan” has the meaning given such term in Section 1.

“Prior Plan” has the meaning given such term in Section 1.

“Reporting Person” means an employee of the Company or an Affiliate who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Restricted Shares” means Shares granted to a Participant under Section 10 of the Plan that are subject to certain restrictions and conditions and to a risk of forfeiture.

“Restricted Stock Unit” or “RSU” means the right to acquire one Share, or receive the equivalent amount in cash, granted to a Participant under Section 11 of the Plan, which right is subject to certain restrictions and conditions and to a risk of forfeiture.

“Retirement ” means with respect to any Participant, (a) the attainment by the Participant of the age of 55 and the cessation of the Participant’s Service, or (b) the Participant’s “retirement” as determined by the Committee in its sole discretion.

“Rule 16b-3” means Rule 16b-3 under the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Service” means a Participant’s employment with the Company or an Affiliate or a Participant’s service as a Non-Management Director, as applicable.

“Shares” means shares of Common Stock.

“Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 9 of the Plan to receive a payment equal to the excess of the Fair Market Value of a Share as of the date of exercise of the SAR over the Exercise Price of the SAR.

“Stock Option” means a right granted to a Participant under Section 8 of the Plan to purchase a specified number of Shares at a specified price during a specified time period. A Stock Option may be an Incentive Stock Option or a Non-Qualified Stock Option.

“Subsidiary” means any corporation or other entity of which the Company possesses, directly or through one or more intermediaries, 50% or more of the total combined voting power of such entity.

“Substitute Awards” means Awards granted under Section 7.6 in assumption of, or in substitution for, outstanding awards previously granted by a company or business acquired by the Company or an Affiliate.

2.2    Rules of Construction. The section and other headings contained in the Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan. Unless the context clearly requires otherwise: (a) references to the plural include the singular and to the singular include the plural; (b) the terms “includes” and “including” are not limiting; (c) the term “or” has the inclusive meaning represented by the phrase “and/or”; (d) any grammatical form or variant of a term defined in the Plan shall be construed to have a meaning corresponding to the definition of the term set forth herein; and (e) references to any provision of a statute shall be deemed to include references to any applicable rules and regulations promulgated thereunder, including proposed rules and regulations, and other guidance issued thereto, by an applicable governmental entity, and any successor provisions, rules and regulations. The terms “hereof,” “hereto,” “hereunder” and similar terms in the Plan refer to the Plan as a whole and not to any particular provision of the Plan.

Section 3.    Term of the Plan

3.1    Effective Date. The Plan shall be effective as of the date immediately following the date on which it is approved by the Company’s stockholders (the “Effective Date”).

3.2    Term of the Plan. Unless the Plan is earlier terminated in accordance with the provisions hereof, no Award shall be granted under the Plan after June 30, 2029, but Awards granted on or prior to such date shall continue to be governed by the terms and conditions of the Plan and the applicable Award Agreement (including terms regarding amendments to or modifications of outstanding Awards).

Section 4.    Administration of the Plan

4.1    The Committee. The Plan shall be administered by the Committee. No action of the Committee under the Plan shall be void or deemed to be without authority due to a Committee member’s failure to qualify as an Independent Director at the time the action was taken.

4.2    Committee Authority. Subject to the express provisions of the Plan, the Committee shall have full and exclusive power, authority and discretion to take any and all actions necessary, appropriate or advisable for the administration of the Plan, including the following:

(a)	Select Eligible Persons to become Participants;

(b)	Grant Awards;

(c)	Delegate the granting of Awards as specified in Section 4.5;

(d)	Determine the type or types of Awards to be granted to each Participant and the timing thereof;

(e)	Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(f)

Determine the terms, conditions, restrictions and other provisions of each Award, provided that the vesting schedule of any Award granted hereunder (other than Awards involving an aggregate number of Shares equal to or less than 5% of the Shares available for issuance pursuant to Awards under the Plan) shall provide that no portion of such Award may become vested or exercisable prior to the first anniversary of the Grant Date of such Award, subject, however, to the provisions of Sections 4.2(i), 7.6, 12.2, 17, 18.2, 19 and 21 (the “Minimum Vesting Requirement”);

(g)	Establish performance conditions for Performance Awards, and verify the level of performance attained with respect to such performance conditions;

(h)	Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(i)	Amend, modify, suspend, discontinue or terminate the Plan, waive any restrictions or conditions applicable to any Award, or amend or modify the terms and conditions of any outstanding Award;

(j)

Adopt sub-plans or supplements to, or alternative versions of, the Plan as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy or custom of, foreign jurisdictions;

(k)	Establish, adopt or revise rules, guidelines and policies for the administration of the Plan;

(l)	Construe and interpret the Plan, any Award Agreement and any other documents and instruments relating to the Plan or any Award;

(m)	Correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement; and

(n)

Make all other decisions and determinations and take such other actions with respect to the Plan or any Award as the Committee may deem necessary, appropriate or advisable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

4.3    Grants to Non-Management Directors.

(a)    Awards. Notwithstanding any other provision of the Plan, including Sections 4.1 and 4.2, any Awards made under the Plan to Non-Management Directors shall be approved, or made in accordance with a policy or program approved, by the Board of Directors; provided, however, (1) the Committee shall recommend such Awards, policy or program to the Board of Directors for its approval and (2) the Committee retains full independent authority conferred under the Plan with respect to all other aspects of Awards to Non-Management Directors. Solely with respect to the grant of Awards to Non-Management Directors, all rights, powers and authorities vested in the Committee under the Plan with respect thereto shall instead be exercised by the Board of Directors and any reference in the Plan to the Committee shall be deemed to include a reference to the Board of Directors.

(b)    Retainers. Upon such terms and conditions as may be established by the Board of Directors, each Non-Management Director may elect to have all or part of his or her retainer paid in Shares under the Plan.

(c)    Limit on Non-Management Director Compensation. The maximum aggregate amount that may be paid to any one Non-Management Director in any one of the Company’s fiscal years, in cash, Awards or otherwise, as applicable, is $1,000,000. In the case of any Awards, the value thereof shall be based on the Grant Date fair value as determined for accounting purposes.

4.4    Actions and Interpretations by the Committee. All interpretations, decisions, determinations and actions under or with respect to the Plan shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive and binding on all persons, including Participants, persons claiming rights from or through a Participant, and stockholders. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

4.5    Delegation of Authority.

(a)    Subject to any applicable laws, rules or regulations (including Section 157(c) of the Delaware General Corporation Law or any successor provision), the Committee may, by resolution, expressly delegate to one or more officers of the Company the authority, within specified parameters as to the number, types and terms of Awards, to (1) designate Eligible Persons to be recipients of Awards and (2) determine the number of such Awards to be received by any such Participants; provided, however, that such delegation may not be made with respect to Awards to be granted to any Non-Management Director or any Eligible Person who is a Reporting Person.

(b)    The Committee may delegate to any appropriate officer or employee of the Company or an Affiliate responsibility for performing ministerial and administrative functions under the Plan.

(c)    In the event that the Committee’s authority is delegated to any officer or employee in accordance with Section 4.5(a) or (b), any actions undertaken by such person in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to such officer or employee.

4.6    Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished by any officer or employee of the Company or an Affiliate, the Company’s independent certified public accountants, counsel or other advisors to the Company, or any consultant, attorney, accountant or other advisor retained by the Committee to assist in the administration of the Plan. Neither the Board of Directors nor the Committee, nor any member of either, shall be liable for any act, omission, interpretation, decision, construction or determination made in good faith in connection with the Plan or any Award.

Section 5.    Shares Subject to the Plan; Maximum Awards

5.1    Number of Shares. Subject to the Share counting rules set forth in Section 5.4 and to adjustment as provided in Section 18, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be equal to the sum of (i) 6,700,000 Shares, plus (ii) the total number of Shares remaining available for awards under the Prior Plan as of the Effective Date, with the aggregate maximum number of Shares available for Awards under the Plan pursuant to clauses (i) and (ii) not to exceed 17,000,000, of which no more than 1,500,000 may be issued as Full-Value Awards.

5.2    Incentive Stock Options. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 17,000,000 subject to adjustment as provided in Section 18.

5.3    Prior Plan. On or after the Effective Date, no further awards shall be granted under the Prior Plan, it being understood that: (i) awards granted under the Prior Plan as of the Effective Date shall remain in full force and effect under the Prior Plan according to their respective terms; and (ii) to the extent that any such award is canceled, terminates, expires, is forfeited or lapses for any reason (in whole or in part), or is settled for cash or other consideration in lieu of Shares, the Shares subject to such award not delivered as a result thereof shall again be available for Awards under this Plan, subject to the maximum amount of 17,000,000 Shares, as set forth in Section 5.1.

5.4    Share Counting.

(a)    The number of Shares covered by an Award, or to which an Award relates, shall be subtracted from the Plan Share reserve as of the Grant Date.

(b)    To the extent an Award (or an award under a Prior Plan) is canceled, terminates, expires, is forfeited or lapses for any reason (in whole or in part), any unissued or forfeited Shares subject to the Award shall be added back to the Plan Share reserve and available again for issuance pursuant to Awards granted under the Plan.

(c)    Any Shares related to Awards (or an award under a Prior Plan) that are settled in cash or other consideration in lieu of Shares shall be added back to the Plan Share reserve and available again for issuance pursuant to Awards granted under the Plan.

(d)    Shares withheld or deducted from an Award by the Company to satisfy tax withholding requirements relating to Stock Options or Stock Appreciation Rights shall not be added back to the Plan Share reserve and shall not again be available for issuance pursuant to Awards granted under the Plan, but Shares withheld or deducted by the Company to satisfy tax withholding requirements relating to Full-Value Awards shall be added back to the Plan Share reserve and available again for issuance pursuant to Awards granted under the Plan. Shares delivered by a Participant to the Company to satisfy tax withholding requirements shall be treated in the same way as Shares withheld or deducted from an Award as specified above for purposes of Share counting under this Section 5.4(d).

(e)    To the extent that the full number of Shares subject to a Stock Option or a Share-settled Stock Appreciation Right is not issued upon exercise of such Stock Option or Stock Appreciation Right for any reason, including by reason of a net settlement or Net Exercise, then all Shares that were covered by the exercised Stock Option or SAR shall not be added back to the Plan Share reserve and shall not again be available for issuance pursuant to Awards granted under the Plan.

(f)    If the Exercise Price of a Stock Option is satisfied by delivering Shares to the Company (by either actual delivery or attestation), such Shares shall not be added to the Plan Share reserve and shall not be available for issuance pursuant to Awards granted under the Plan.

(g)    To the extent that the full number of Shares subject to a Performance Award (other than a Stock Option or Stock Appreciation Right) is not issued by reason of failure to achieve maximum performance goals, the number of Shares not issued shall be added back to the Plan Share reserve and shall be available again for issuance pursuant to Awards granted under the Plan.

(h)    Shares repurchased on the open market with the proceeds of a Stock Option exercise shall not be added to the Plan Share reserve and shall not be available for issuance pursuant to Awards granted under the Plan.

(i)    Any Dividend Equivalent denominated in Shares shall be counted against the aggregate number of Shares available for issuance pursuant to Awards under the Plan in such amount and at such time as the Dividend Equivalent first constitutes a commitment to issue Shares.

(j)    Substitute Awards granted pursuant to Section 7.6 shall not count against the Plan Share reserve and the Shares otherwise available for issuance under the Plan.

5.5    Source of Shares. Shares issued under the Plan may consist, in whole or in part, of authorized but unissued shares or treasury shares.

5.6    Fractional Shares. No fractional Shares shall be issued under or pursuant to the Plan or any Award and the Committee shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

5.7    Maximum Awards. Subject to Section 4.3(c) and adjustment as provided in Section 18:

(a)    Stock Options. The maximum aggregate number of Shares subject to Stock Options granted under the Plan to any one Participant during any fiscal year of the Company shall be 1,000,000.

(b)    SARs. The maximum aggregate number of Shares subject to Stock Appreciation Rights granted under the Plan to any one Participant during any fiscal year of the Company shall be 1,000,000.

(c)    Restricted Shares. The maximum aggregate number of Restricted Shares granted under the Plan to any one Participant during any fiscal year of the Company shall be 500,000.

(d)    RSUs. The maximum aggregate number of Shares underlying Awards of Restricted Stock Units granted under the Plan to any one Participant during any fiscal year of the Company shall be 500,000.

(e)    Other Stock-Based Awards. The maximum aggregate number of Shares underlying Other Stock-Based Awards granted under the Plan to any one Participant during any fiscal year of the Company shall be 500,000.

(f)    Performance Awards. The maximum aggregate number of Shares underlying Performance Awards granted under the Plan to any one Participant during any fiscal year of the Company shall be as set forth in Sections 5.7(a) – (e) above.

Section 6.    Eligibility and Participation in the Plan; Limitation on Rights of Participants

6.1    Eligible Persons. Only Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan.

6.2    Participation in the Plan. The Committee shall from time to time, in its sole and complete discretion and subject to the provisions of the Plan, designate those Eligible Persons to whom Awards shall be granted and shall determine the nature and amount of each Award.

6.3    No Right to Receive Award or Be Treated Uniformly.

(a)    No Eligible Person or other person shall have any claim or right to receive an Award under the Plan, and no Participant, having received an Award, shall have any claim or right to receive a future Award.

(b)    Neither the Company, its Affiliates nor the Committee has any obligation to treat Eligible Persons or Participants uniformly under the Plan. Determinations made under the Plan may be made by the Committee selectively among Eligible Persons and Participants, whether or not such persons are similarly situated.

(c)    The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award or to all Awards or as are expressly set forth in the Award Agreement relating to such Award.

6.4    No Right to Employment or Service. Neither the Plan, any Award granted under the Plan nor any Award Agreement (a) shall be deemed to constitute an employment contract or confer or be deemed to confer upon any Eligible Person or Participant any right to remain employed by the Company or an Affiliate, as the case may be, or to continue to provide services as a Non-Management Director, or (b) interfere with or limit in any way the right of the Company or an Affiliate, as the case may be, to terminate an Eligible Person’s or Participant’s employment by the Company or an Affiliate or service as a Non-Management Director for any reason at any time.

Section 7.    Awards Generally

7.1    Form and Grant of Awards. The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Subject to the provisions of the Plan (including Section 20), Awards may, in the sole discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

7.2    No Cash Consideration for the Grant of Awards. Unless otherwise determined by the Committee and set forth in the applicable Award Agreement, Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

7.3    Award Agreements. Awards granted under the Plan shall be evidenced by an Award Agreement that shall contain such terms, conditions, restrictions and provisions as the Committee shall determine and that are not inconsistent with the Plan. The Committee may, in its sole discretion, require as a condition to any Award Agreement’s effectiveness that such Award Agreement be executed by the Participant, including by electronic signature or other electronic indication of acceptance. The terms and conditions of Award Agreements need not be the same with respect to each Participant.

7.4    Forms of Payment Under Awards. Subject to the provisions of the Plan, payment or settlement of Awards may be made in such form or forms as the Committee shall determine and as shall be set forth in the applicable Award Agreement, including Shares, cash, other securities of the Company, other Awards, any other form of property as the Committee shall determine, or any combination thereof. Payment of Awards may be made in a single payment or transfer, in installments, or on a deferred basis (subject to the provisions of Section 23.10), as determined by the Committee and subject to the provisions of the Plan.

7.5    Nontransferability of Awards; Beneficiaries.

(a)    Unless otherwise determined by the Committee, no Award, nor any interest in such Award, may be sold, pledged, assigned, exchanged, encumbered, hypothecated, gifted, transferred or disposed of in any manner by the Participant, other than by will or by the laws of descent and distribution. Unless otherwise determined by the Committee, all rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or a duly appointed legal guardian or legal representative of such Participant. Notwithstanding the foregoing, the Committee shall not permit any Participant to transfer an Award to a third party for value.

(b)    Notwithstanding the provisions of Section 7.5(a), the Committee, in its sole discretion, may provide in the terms of an Award Agreement, or in any other manner prescribed by the Committee, that a Participant shall have the right to designate, in the manner determined by the Committee, a beneficiary or beneficiaries who shall be entitled to exercise any rights and to receive any payments or distributions with respect to an Award following the Participant’s death.

(c)    A legal guardian, legal representative, beneficiary or other person claiming any rights under the Plan from or through a Participant shall be subject to all terms and conditions of the Plan and the relevant Award Agreement applicable to the Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary, appropriate or advisable by the Committee. If the Committee does not authorize the designation of a beneficiary, or if so authorized, no beneficiary has been designated or survives the Participant, an outstanding Award may be exercised by or shall become payable to the legal representative of the Participant’s estate.

7.6    Substitute Awards. The Committee may grant Awards under the Plan in assumption of, or in substitution or exchange for, stock and stock-based awards held by employees and directors of another entity who become Eligible Persons in connection with the acquisition (whether by purchase, merger, consolidation or other corporate transaction) by the Company or an Affiliate of the business or assets of the former employing entity (“Substitute Awards”). The Committee may direct that the Substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

7.7    Issuance of Shares. To the extent that the Plan or any Award Agreement provides for the issuance of Shares, the issuance may be effected on a certificated or non-certificated basis, subject to applicable law and the applicable rules of any stock exchange.

Section 8.    Stock Options

8.1    Grant of Stock Options. The Committee may grant Stock Options to any Eligible Person selected by the Committee. Stock Options shall be designated, in the discretion of the Committee, as an Incentive Stock Option or as a Non-Qualified Stock Option or a combination thereof. Each Stock Option will be evidenced by an Award Agreement that shall set forth the number of Shares covered by the Stock Option, the Exercise Price, the term of the Stock Option, the vesting schedule, and such other terms, conditions and provisions as may be specified by the Committee consistent with the terms of the Plan.

8.2    Exercise Price. The Exercise Price of a Stock Option shall be determined by the Committee, provided that the Exercise Price of a Stock Option (other than a Stock Option issued as a Substitute Award) shall not be less than 100% of the Fair Market Value of a Share on the Grant Date.

8.3    Exercise Term. The Committee shall determine the period during which a Stock Option may be exercised, provided that no Stock Option shall be exercisable for more than ten years from the Grant Date of such Stock Option.

8.4    Time and Conditions of Exercise. The Committee shall establish the time or times at which a Stock Option may be exercised in whole or in part, subject to Section 8.3 and the Minimum Vesting Requirement. The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of a Stock Option may be exercised.

8.5    Incentive Stock Options.

(a)    Eligibility. Incentive Stock Options may be granted only to employees of (1) the Company or (2) an Affiliate that is a “subsidiary corporation” within the meaning of Code Section 424(f).

(b)    Annual Limit. To the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and any other stock option plan of the Company) exceeds $100,000 or, if different, the maximum limitation in effect at the time of grant under the Code (the Fair Market Value being determined as of the Grant Date for the ISO), such portion in excess of $100,000 shall be treated as a Non-Qualified Stock Option.

(c)    Code Section 422. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Code Section 422. Any Stock Option or portion thereof that is designated as an ISO that for any reason fails to meet the requirements of an ISO shall be treated as a Non-Qualified Stock Option.

(d)    Disqualifying Dispositions. If Shares acquired upon exercise of an Incentive Stock Option are disposed of within two years following the Grant Date of the ISO or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

8.6    No Reloads. Award Agreements for Stock Options shall not contain any provision entitling a Participant to the automatic grant of additional Stock Options in connection with the exercise of the original Stock Option.

8.7    Exercise Procedures. Stock Options may be exercised by Participants in accordance with such rules and procedures as may be established by the Committee.

8.8    Payment of Exercise Price. The full Exercise Price of a Stock Option shall be payable in cash at the time the Stock Option is exercised (including payment through a “cashless exercise” arrangement), together with any applicable withholding taxes. The Committee, in its sole discretion, may provide in an Award Agreement or otherwise (subject to such terms, conditions, provisions and restrictions set forth therein) that: (a) payment of all or any part of the aggregate Exercise Price of a Stock Option may be made by tendering (actually or by attestation) Shares already owned by the Participant; or (b) the Stock Option may be exercised through a Net Exercise procedure.

Section 9.    Stock Appreciation Rights

9.1    Grant of SARs. The Committee may grant Stock Appreciation Rights to any Eligible Person selected by the Committee. An SAR may be granted in tandem with a Stock Option or alone (“freestanding”). Each SAR will be evidenced by an Award Agreement that shall set forth the number of Shares covered by the SAR, the Exercise Price, the term of the SAR, the vesting schedule, and such other terms, conditions and provisions as may be specified by the Committee consistent with the terms of the Plan.

9.2     Freestanding SARs.

(a)    Exercise Price. The Exercise Price of a freestanding Stock Appreciation Right shall be determined by the Committee, provided that the Exercise Price of a freestanding SAR (other than a freestanding SAR issued as a Substitute Award) shall not be less than 100% of the Fair Market Value of a Share on the Grant Date.

(b)    Exercise Term. The Committee shall determine the period during which a freestanding Stock Appreciation Right may be exercised, provided that no freestanding SAR shall be exercisable for more than ten years from the Grant Date of such SAR.

(c)    Time and Conditions of Exercise. The Committee shall determine the time or times at which a freestanding SAR may be exercised in whole or in part, subject to Section 9.2(b) and the Minimum Vesting Requirement. The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of a freestanding SAR may be exercised.

9.3    Tandem Stock Options/SARs. A Stock Appreciation Right may be granted in tandem with a Stock Option, either at the time of grant or at any time thereafter during the term of the Stock Option. A tandem Stock Option/SAR will entitle the Participant to elect, as to all or any portion of the number of Shares subject to the Award, to exercise either the Stock Option or the SAR, resulting in the reduction of the corresponding number of Shares subject to the right so exercised as well as the tandem right not so exercised. An SAR granted in tandem with a Stock Option shall have an Exercise Price equal to the Exercise Price of the Stock Option, will be vested and exercisable at the same time or times that a related Stock Option is vested and exercisable, and will expire no later than the time at which the related Stock Option expires.

9.4    Payment of SARs. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price by (b) the number of Shares with respect to which the SAR is exercised. The payment upon exercise of an SAR may be in cash, Shares valued at their Fair Market Value on the date of exercise, any other form of consideration, or some combination thereof, as determined by the Committee and set forth in the applicable Award Agreement, and shall be subject to any applicable withholding taxes.

Section 10.    Restricted Shares

10.1    Grant of Restricted Shares. The Committee may grant Restricted Shares to any Eligible Person selected by the Committee, in such amounts as shall be determined by the Committee. Each grant of Restricted Shares will be evidenced by an Award Agreement that shall set forth the number of Restricted Shares covered by the Award and the terms, conditions, restrictions and other provisions applicable to the Restricted Shares as may be specified by the Committee consistent with the terms of the Plan.

10.2    Restrictions and Lapse of Restrictions. Restricted Shares shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions as the Committee may impose. Subject to the Minimum Vesting Requirement, these restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or continued Service requirements, or otherwise, as determined by the Committee and set forth in the applicable Award Agreement. If the vesting requirements applicable to all or any part of an Award of Restricted Shares shall not be satisfied, the Restricted Shares with respect to which such requirements are not satisfied shall be returned to the Company.

10.3    Issuance of Restricted Shares. Restricted Shares shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or if required by the Committee, a custodian or escrow agent (including the Company or its designee) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing the Restricted Shares are registered in the name of the Participant, such certificates may, if the Committee so determines, bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares.

10.4    Additional Shares Received With Respect to Restricted Shares. Any Shares or other securities of the Company received by a Participant as a stock dividend on, or in connection with a stock split or combination, share exchange, reorganization, recapitalization, merger, consolidation or otherwise with respect to, Restricted Shares shall have the same status, be subject to the same restrictions and, if such Restricted Shares are represented by a certificate, bear the same legend, if any, as such Restricted Shares.

10.5    Rights with Respect to Shares. Unless otherwise determined by the Committee, a Participant who receives an Award of Restricted Shares shall have all rights of ownership with respect to such Restricted Shares, including the right to vote such Shares and to receive any dividends or other distributions paid or made with respect thereto, subject, however, to the provisions of the Plan, the applicable Award Agreement and, if such Restricted Shares are represented by a certificate, any legend on the certificate for such Shares.

Section 11.    Restricted Stock Units

11.1    Grant of RSUs. The Committee may grant Restricted Stock Units to any Eligible Person selected by the Committee, in such amounts as shall be determined by the Committee. Each grant of RSUs will be evidenced by an Award Agreement that shall set forth the number of RSUs covered by the Award and the terms, conditions, restrictions and other provisions applicable to the RSUs as may be specified by the Committee consistent with the terms of the Plan.

11.2    Restrictions and Lapse of Restrictions. Restricted Stock Units shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions as the Committee may impose. Subject to the Minimum Vesting Requirement, these restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or continued Service requirements, or otherwise, as determined by the Committee and set forth in the applicable Award Agreement.

11.3    Settlement of RSUs. Restricted Stock Units shall become payable to a Participant at the time or times set forth in the Award Agreement, which may be upon or following the vesting of the Award (subject to the provisions of Section 23.10). RSUs may be paid in cash, Shares or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement, subject to any applicable withholding taxes.

11.4    No Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to an Award of Restricted Stock Units until such time as Shares are paid and delivered to the Participant in settlement of the RSUs pursuant to the terms of the Award Agreement.

Section 12.    Performance Awards

12.1    Grant of Performance Awards. The Committee may specify that any Award granted under the Plan shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to the provisions of Section 5.7, and to designate the terms, conditions and provisions of such Performance Awards (subject to the Minimum Vesting Requirement). Each Performance Award will be evidenced by an Award Agreement that shall set forth the terms, conditions and other provisions applicable to the Performance Award as may be specified by the Committee consistent with the terms of the Plan.

12.2    Performance Goals and Periods. Each Performance Award shall be earned, vested and payable (as applicable) only upon the achievement of the performance goals established by the Committee based upon one or more performance criteria, together with the satisfaction of any other conditions, such as continued Service, as the Committee may determine to be appropriate; provided, however, that the terms of Section 19.2(c) will control in the event of a Change of Control (as defined in Section 19.1 below).

The Committee may use such business criteria and other performance measures as it may deem appropriate in establishing any objective performance conditions for Performance Awards.

The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods. Performance Periods established by the Committee for any Performance Award may be as short as 12 months and may be any longer period.

12.3    Performance Criteria. Performance goals for Performance Awards may be based on one or more of, but are not limited to, the following performance criteria, on a consolidated basis or for a specified Affiliate or other business unit of the Company, or a division, region, department or function within the Company or an Affiliate:

(a)	Revenues (net or gross);

(b)	Profit (including net profit, pre-tax profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures);

(c)	Earnings (including earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings per share (basic or diluted) or other corporate earnings measures);

(d)	Income (including net income (before or after taxes), operating income or other corporate income measures);

(e)	Cash (including cash flow, free cash flow, operating cash flow, net cash provided by operations, cash flow in excess of cost of capital or other cash measures);

(f)

Return measures (including return on assets (gross or net), return on equity, return on income, return on invested capital, return on operating capital, return on sales, and cash flow return on assets, capital, investments, equity or sales);

(g)	Operating margin or profit margin;

(h)	Contribution margin by business segment;

(i)	Share price or performance;

(j)	Total stockholder return;

(k)	Economic value increased;

(l)	Volume growth;

(m)	Package yields;

(n)	Expenses (including expense management, expense ratio, expense efficiency ratios, expense reduction measures or other expense measures);

(o)	Operating efficiency or productivity measures or ratios;

(p)	Dividend payout levels;

(q)	Internal rate of return or increase in net present value; and

(r)

Strategic business criteria consisting of one or more goals regarding, among other things, acquisitions and divestitures, successfully integrating acquisitions, customer satisfaction, employee satisfaction, safety standards, strategic plan development and implementation, agency ratings of financial strength, completion of financing transactions and new product development.

Performance goals may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, and may be measured relative to the performance of one or more specified companies, or a published or special index, or a stock market index, as the Committee deems appropriate. Performance goals need not be based on audited financial results.

The Committee may reserve the right to exercise its discretion to reduce or increase the amounts payable under any Performance Award.

Section 13.    Dividend Equivalents

13.1    Grant of Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder, subject to such terms and conditions as may be established by the Committee and set forth in the applicable Award Agreement. Dividend Equivalents shall entitle the Participant to receive payments equal to dividends paid on outstanding Shares with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional Shares, or otherwise reinvested; provided, however, that with respect to Dividend Equivalents payable on Performance Awards, such Dividend Equivalents may be earned but shall not be paid until payment or settlement of the underlying Performance Award.

13.2    Options and SARs. Dividend Equivalents shall not be granted with respect to Stock Options or Stock Appreciation Rights.

Section 14.    Other Stock-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, Shares issued to Non-Management Directors pursuant to the provisions of Section 4.3(b), Shares issued in lieu of other rights to cash compensation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares and Awards valued by reference to the book value of Shares or the value of securities of or the performance of specified Affiliates. The Committee shall determine the terms and conditions of such Other Stock-Based Awards (any Other Stock-Based Award that includes continued Service requirements shall be subject to the Minimum Vesting Requirement), which shall be set forth in the applicable Award Agreement.

Section 15.    Tax Withholding

15.1    Tax Withholding. The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy any federal, state, local or other taxes of any kind, domestic or foreign, required by any applicable law, rule or regulation to be withheld with respect to any grant, exercise, lapse of restriction, vesting, distribution, payment or other taxable event involving an Award or the Plan, and take such other action as the Committee may deem necessary, appropriate or advisable to enable the Company or an Affiliate to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by delivery of, or withholding from the Award, Shares having a Fair Market Value on the date of withholding equal to an amount (rounded up to the nearest whole Share) required to be withheld for tax purposes as determined by the Committee in its sole discretion and in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

15.2    Company Not Liable. Neither the Company, any Affiliate, the Board of Directors, nor the Committee shall be liable to any Participant or any other person as to any tax consequences expected, but not realized, by any Participant or other person due to the grant, exercise, lapse of restriction, vesting, distribution, payment or other taxable event involving any Award. Although the Company and its Affiliates may endeavor to (a) qualify an Award for favorable tax treatment in a jurisdiction or (b) avoid adverse tax treatment for an Award, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment.

Section 16.    Compliance with Laws

16.1    Compliance with Laws. The Plan, all Awards (including the grant, exercise, payment and settlement thereof), and the issuance of Shares hereunder shall be subject to all applicable laws, rules and regulations, domestic or foreign, and to such approvals by any governmental agencies or securities exchange or similar entity as may be required. Notwithstanding any other provision of the Plan or the provisions of any Award Agreement, the Company shall have no obligation to issue or deliver any Shares under the Plan or make any other payment or distribution of benefits under the Plan unless such issuance, delivery, payment or distribution would comply with all applicable laws, rules and regulations (including the Securities Act and the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity. The Company may require any Participant to make such representations and warranties, furnish such information, take such action and comply with and be subject to such conditions as may be necessary, appropriate or advisable to comply with the foregoing.

16.2     No Obligation to Register Shares. The Company shall be under no obligation to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any Shares, security or interest in a security payable, issuable or deliverable under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

16.3    Stock Trading Restrictions. All Shares issuable under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state or foreign securities laws, rules and regulations and the rules of any securities exchange or similar entity. The Committee may place legends on any certificate evidencing Shares or issue instructions to the transfer agent to reference restrictions applicable to the Shares.

Section 17.    Rights After Termination of Service; Acceleration For Other Reasons

17.1    Death. Unless otherwise determined by the Committee, if a Participant’s Service terminates by reason of his or her death:

(a)    All of that Participant’s outstanding Stock Options and Stock Appreciation Rights that are not Performance Awards shall become fully vested and exercisable and may thereafter be exercised in full by the legal representative of the Participant’s estate or by the beneficiary, if any, designated by the Participant pursuant to the provisions of Section 7.5(b), for a period of twelve months from the date of the Participant’s death or until the expiration of the stated period of the Stock Option or SAR, whichever period is shorter (to the extent that the provisions of this Section 17.1(a) cause Incentive Stock Options to fail to comply with the provisions of Code Section 422, such Stock Options shall be deemed to be Non-Qualified Stock Options); and

(b)    All vesting restrictions and conditions on that Participant’s outstanding Restricted Shares that are not Performance Awards shall immediately lapse and such Restricted Shares shall be fully vested.

The applicable Award Agreement shall set forth the treatment of a Participant’s outstanding Restricted Stock Units, Performance Awards and Other Stock-Based Awards upon a Participant’s termination of Service by reason of his or her death.

17.2    Disability. Unless otherwise determined by the Committee, if a Participant’s Service terminates by reason of his or her Disability:

(a)    All of that Participant’s outstanding Stock Options and Stock Appreciation Rights that are not Performance Awards shall become fully vested and exercisable and may thereafter be exercised in full for a period of twenty-four months from the date of such termination of Service or the stated period of the Stock Option or SAR, whichever period is the shorter; provided, however, that if the Participant dies within a period of twenty-four months after such termination of Service, any outstanding Stock Option or SAR may thereafter be exercised by the legal representative of the Participant’s estate or by the beneficiary, if any, designated by the Participant pursuant to the provisions of Section 7.5(b), for a period of twelve months from the date of the Participant’s death or until the expiration of the stated period of the Stock Option or SAR, whichever period is the shorter (to the extent that the provisions of this Section 17.2(a) cause Incentive Stock Options to fail to comply with the provisions of Code Section 422, such Stock Options shall be deemed to be Non-Qualified Stock Options); and

(b)    All vesting restrictions and conditions on that Participant’s outstanding Restricted Shares that are not Performance Awards shall immediately lapse and such Restricted Shares shall be fully vested.

Any rights of a Participant following his or her termination of Service by reason of Disability with respect to his or her outstanding Restricted Stock Units, Performance Awards and Other Stock-Based Awards shall be set forth in the applicable Award Agreement.

17.3    Retirement. Unless otherwise determined by the Committee, if a Participant’s Service terminates by reason of his or her Retirement:

(a)    The Participant’s outstanding Stock Options and Stock Appreciation Rights that are not Performance Awards will cease vesting but, solely to the extent exercisable at the time of the Participant’s Retirement, may thereafter be exercised until the expiration of the stated period of the Stock Option or SAR; provided, however, that if the Participant dies after such termination of Service, any unexercised Stock Option or SAR may thereafter be exercised by the legal representative of the Participant’s estate or by the beneficiary, if any, designated by the Participant pursuant to the provisions of Section 7.5(b), for a period of twelve months from the date of the Participant’s death or until the expiration of the stated period of the Stock Option or SAR, whichever period is the shorter (to the extent that the provisions of this Section 17.3(a) cause Incentive Stock Options to fail to comply with the provisions of Code Section 422, such Stock Options shall be deemed to be Non-Qualified Stock Options);

(b)    If the Participant has attained the age of 60 at the time of his or her Retirement, all vesting restrictions and conditions on that Participant’s outstanding Restricted Shares that are not Performance Awards shall immediately lapse and such Restricted Shares shall be fully vested; and

(c)    If the Participant has not yet attained the age of 60 at the time of his or her Retirement, that Participant’s outstanding Restricted Shares that are not Performance Awards shall not be forfeited, but all time-based vesting conditions and restrictions on such Restricted Shares shall continue in accordance with their terms, or until the Participant’s death or Disability, in which case the provisions of Section 17.1 or Section 17.2, as applicable, shall apply.

Any rights of a Participant following his or her Retirement with respect to outstanding Restricted Stock Units, Performance Awards and Other Stock-Based Awards shall be set forth in the applicable Award Agreement.

17.4    Other. Unless otherwise determined by the Committee, if a Participant’s Service terminates for any reason other than those set forth in Sections 17.1, 17.2 and 17.3 above:

(a)    The Participant’s outstanding Stock Options and Stock Appreciation Rights that are not Performance Awards will cease vesting but, solely to the extent exercisable at the time of the Participant’s termination of Service, may thereafter be exercised for a period of ninety (90) days from the date of the Participant’s termination of Service or until the expiration of the stated period of the Stock Option or SAR, whichever period is the shorter (to the extent that the provisions of this Section 17.4(a) cause Incentive Stock Options to fail to comply with the provisions of Code Section 422, such Stock Options shall be deemed to be Non-Qualified Stock Options); and

(b)    For all other Awards, the Participant’s Awards shall thereupon terminate and be forfeited.

17.5    Transfer; Leave of Absence.

(a)    Transfer. For purposes of the Plan, a transfer of an employee Participant from the Company to an Affiliate, or vice versa, or from one Affiliate to another shall not be deemed a termination of Service by the Participant.

(b)    Leave of Absence. Unless otherwise determined by the Committee, a leave of absence by an employee Participant, duly authorized in writing by the Company or an Affiliate, shall not be deemed a termination of Service by the Participant for purposes of the Plan.

17.6    Acceleration For Any Other Reason. Regardless of whether an event has occurred as described in Sections 17.1, 17.2 and 17.3 above, the Committee may in its sole discretion at any time determine that all or a portion of a Participant’s Stock Options, Stock Appreciation Rights and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of any time-based or Service-based vesting conditions on all or a portion of any outstanding Awards shall lapse, or that any performance-based conditions with respect to any Awards shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, determine. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 17.6. Notwithstanding any other provision of the Plan, including this Section 17.6, the Committee may not accelerate the payment of any Award if such acceleration would fail to comply with Code Section 409A(a)(3).

Section 18.    Adjustments for Changes in Capitalization

18.1    Mandatory Adjustments. In the event of an “equity restructuring” (as such term is defined in Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation”), including any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend, the authorization limits under Sections 5.1, 5.2 and 5.7 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and outstanding Awards as it deems necessary or appropriate, in its sole discretion, to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, including: (a) adjustment of the number and kind of shares or securities that may be issued under the Plan; (b) adjustment of the number and kind of shares or securities subject to outstanding Awards; (c) adjustment of the Exercise Price of outstanding Stock Options and Stock Appreciation Rights or the measure to be used to determine the amount of the benefit payable on an Award; (d) adjustment to market price-based performance goals or performance goals set on a per-Share basis; and (e) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Stock Options or SARs to the extent that it causes such Stock Options or SARs to provide for a deferral of compensation subject to Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (a stock split), a dividend payable in Shares, or a combination or consolidation of the outstanding Common Stock into a lesser number of Shares, the authorization limits under Sections 5.1, 5.2 and 5.7 shall automatically be adjusted proportionately, and the Shares then subject to each outstanding Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate Exercise Price therefor.

18.2    Discretionary Adjustments. Upon the occurrence or in anticipation of any share combination, exchange or reclassification, recapitalization, merger, consolidation or other corporate reorganization affecting the Common Stock, or any transaction described in Section 18.1, in addition to any of the actions described in Section 18.1, the Committee may, in its sole discretion, provide: (a) that Awards will be settled in cash rather than Shares; (b) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised; (c) that Awards will be equitably converted, adjusted or substituted in connection with such transaction; (d) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Shares as of a specified date associated with the transaction, over the Exercise Price of the Award; (e) that performance targets and Performance Periods for Performance Awards will be modified; or (f) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

18.3    No Fractional Shares, etc. After giving effect to any adjustment pursuant to the provisions of this Section 18, the number of Shares subject to any Award denominated in whole Shares shall always be a whole number, unless otherwise determined by the Committee. Any discretionary adjustments made pursuant to the provisions of this Section 18 shall be subject to the provisions of Section 21. To the extent any adjustments made pursuant to this Section 18 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Stock Options shall be deemed to be Non-Qualified Stock Options.

Section 19.    Change of Control

19.1    Definition. For purposes of the Plan, the term “Change of Control” means the occurrence of any of the following on or after the Effective Date:

(a)    Any “person” (as such term is used in Sections 13(d) and 14 of the Exchange Act), other than (1) the Company, (2) any subsidiary of the Company, (3) any employee benefit plan (or a trust forming a part thereof) maintained by the Company or any subsidiary of the Company, (4) any underwriter temporarily holding securities of the Company pursuant to an offering of such securities or (5) any person in connection with a transaction described in clauses (1), (2) and (3) of Section 19.1(b) below, becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the total voting power of the Company’s then outstanding voting securities, unless such securities (or, if applicable, securities that are being converted into voting securities) are acquired directly from the Company in a transaction approved by a majority of the Incumbent Board (as defined in Section 19.1(d) below).

(b)    The consummation of a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, or the sale or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company (a “Corporate Transaction”), unless:

(1)    the stockholders of the Company immediately before such Corporate Transaction will own, directly or indirectly, immediately following such Corporate Transaction, at least 60% of the total voting power of the outstanding voting securities of the corporation or other entity resulting from such Corporate Transaction (including a corporation or other entity that acquires all or substantially all of the Company’s assets, the “Surviving Company”) or the ultimate parent company thereof in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Corporate Transaction;

(2)    the individuals who were members of the Board of Directors immediately prior to the execution of the agreement providing for such Corporate Transaction constitute a majority of the members of the board of directors or equivalent governing body of the Surviving Company or the ultimate parent company thereof; and

(3)    no person, other than (A) the Company, (B) any subsidiary of the Company, (C) any employee benefit plan (or a trust forming a part thereof) maintained by the Company or any subsidiary of the Company, (D) the Surviving Company, (E) any subsidiary or parent company of the Surviving Company, or (F) any person who, immediately prior to such Corporate Transaction, was the beneficial owner of securities of the Company representing 30% or more of the total voting power of the Company’s then outstanding voting securities, is the beneficial owner of 30% or more of the total voting power of the then outstanding voting securities of the Surviving Company or the ultimate parent company thereof.

(c)    The stockholders of the Company approve a complete liquidation or dissolution of the Company.

(d)    Directors who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”), cease to constitute at least a majority of the Board of Directors (or, in the event of any merger, consolidation or reorganization the principal purpose of which is to change the Company’s state of incorporation, form a holding company or effect a similar reorganization as to form, the board of directors of such surviving company or its ultimate parent company); provided, however, that any individual becoming a member of the Board of Directors subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened proxy contest relating to the election of directors.

Notwithstanding the foregoing, a Change of Control will not be deemed to occur solely because any person (a “Subject Person”) becomes the beneficial owner of more than the permitted amount of the outstanding voting securities of the Company as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities outstanding, increases the proportional number of voting securities beneficially owned by the Subject Person, provided, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such acquisition by the Company, the Subject Person becomes the beneficial owner of any additional voting securities that increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person to 30% or more of the total voting power, then a Change of Control will have occurred.

19.2    Effect of Change of Control. Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee, the provisions of this Section 19.2 shall apply to the types of Awards specified in subsections (a) and (b) below in the event of a Change of Control.

(a)    Stock Options and SARs. In the event of a Change of Control, all outstanding Stock Options and Stock Appreciation Rights that are not Performance Awards shall become fully vested and immediately exercisable. To the extent that the provisions of this Section 19.2(a) cause Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Stock Options shall be deemed to be Non-Qualified Stock Options.

(b)    Restricted Shares, Restricted Stock Units and Other Stock-Based Awards. In the event of a Change of Control as described in Section 19.1(b), as shall be determined by the Committee: (1) any outstanding and unvested Restricted Shares, Restricted Stock Units or Other Stock-Based Awards that are not Performance Awards shall be canceled and the Company shall make a cash payment to those Participants in an amount equal to the highest price per Share received by the holders of Common Stock in connection with such Change of Control multiplied by the number of such unvested Restricted Shares, Restricted Stock Units or Other Stock-Based Awards then held by such Participant, with any non-cash consideration to be valued in good faith by the Committee; or (2) all vesting restrictions and conditions with respect to all outstanding Restricted Shares, Restricted Stock Units or Other Stock-Based Awards that are not Performance Awards shall immediately lapse and such Restricted Shares, Restricted Stock Units or Other Stock-Based Awards shall be fully vested. In the event of a Change of Control as described in Section 19.1(a), (c) or (d), all vesting restrictions and conditions with respect to all outstanding Restricted Shares, Restricted Stock Units or Other Stock-Based Awards that are not Performance Awards shall immediately lapse and such Restricted Shares, Restricted Stock Units or Other Stock-Based Awards shall be fully vested.

(c)    Performance Awards. In the event of a Change of Control, all performance goals or other vesting criteria with regard to all outstanding Performance Awards shall be deemed to be achieved at 100% of target levels and all other terms and conditions will be deemed met.

19.3    Excise Taxes. In the event that any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant under the Plan in connection with a Change of Control would subject a Participant to any excise tax pursuant to Code Section 4999 (which excise tax would be the Participant’s obligation) due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Code Section 280G, then the Award and any other payments or benefits provided hereunder shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Code Section 280G) and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Code Section 4999 or (b) paid in full, whichever produces the better net after-tax position to the Participant (taking into account any applicable excise taxes under Code Section 4999 and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amounts of the Award and any other payments and benefits provided hereunder is necessary shall be made by the Committee in its sole discretion. If a reduced Award or any other payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or an Affiliate) used in determining if an “excess parachute payment” exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 19.3 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Code Section 4999.

Section 20.    Repricing Prohibited

Except as contemplated by the provisions of Section 18, outstanding Stock Options and Stock Appreciation Rights will not be “repriced” for any reason without the prior approval of the Company’s stockholders. For purposes of the Plan, a “repricing” means lowering the Exercise Price of an outstanding Stock Option or SAR or any other action that has the same effect or is treated as a repricing under generally accepted accounting principles, and includes a tandem cancellation of a Stock Option or SAR at a time when its Exercise Price exceeds the fair market value of the underlying Common Stock and exchange for another Stock Option, SAR, other Award, other equity security or a cash payment.

Section 21.    Amendment and Termination

21.1    Amendment or Termination of the Plan. The Board of Directors or the Committee may amend, modify, suspend, discontinue or terminate the Plan or any portion of the Plan at any time; provided, however, any amendment or modification that (a) increases the total number of Shares available for issuance pursuant to Awards granted under the Plan (except as contemplated by the provisions of Section 18), (b) deletes or limits the provision of Section 20 (repricing prohibition), or (c) requires the approval of the Company’s stockholders pursuant to any applicable law, regulation or securities exchange rule or listing requirement, shall be subject to approval by the Company’s stockholders. Subject to the provisions of Section 21.3, no amendment, modification, suspension, discontinuance or termination of the Plan shall impair the rights of any Participant under any Award previously granted under the Plan without such Participant’s consent, provided that such consent shall not be required with respect to any Plan amendment, modification or other such action if the Committee determines in its sole discretion that such amendment, modification or other such action is not reasonably likely to significantly reduce or diminish the benefits provided to the Participant under such Award.

21.2    Awards Previously Granted. The Committee may waive any conditions or restrictions under, amend or modify the terms and conditions of, or cancel or terminate any outstanding Award at any time and from time to time; provided, however, subject to the provisions of Section 21.3 and the provisions of the applicable Award Agreement, no such amendment, modification, cancellation or termination shall impair the rights of a Participant under an Award without such Participant’s consent, provided that such consent shall not be required with respect to any amendment, modification or other such action if the Committee determines in its sole discretion that such amendment, modification or other such action is not reasonably likely to significantly reduce or diminish the benefits provided to the Participant under such Award.

21.3    Compliance Amendments. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable in order for the Company, the Plan, an Award or an Award Agreement to satisfy or conform to any applicable present or future law, regulation or rule or to meet the requirements of any accounting standard.

Section 22.    Foreign Jurisdictions

Awards granted to Participants who are foreign nationals or who are employed by the Company or an Affiliate outside of the United States may have such terms and conditions different from those specified in the Plan and such additional terms and conditions as the Committee, in its sole discretion, determines to be necessary, appropriate or advisable to foster and promote achievement of the material purposes of the Plan and to fairly accommodate for differences in local law, tax policy or custom or to facilitate administration of the Plan. The Committee may approve such sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or advisable, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Company’s stockholders.

Section 23.    General

23.1    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall preclude or limit the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

23.2    Treatment for Other Compensation Purposes. The amount of any compensation received or deemed to be received by a Participant pursuant to an Award shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws, and shall not be included in or have any effect on the determination of benefits under any other compensation or benefit plan, program or arrangement of the Company or an Affiliate, including any pension or severance benefits plan, unless expressly provided by the terms of any such plan, program or arrangement.

23.3    No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein or in any Award Agreement shall (a) require the Company to segregate any monies, other property or Shares, create any trusts, or to make any special deposits for any amounts payable to any Participant or other person, or (b) be construed as creating in respect of any Participant or any other person any equity or other interest of any kind in any assets of the Company or an Affiliate or creating a trust of any kind or a fiduciary relationship of any kind between the Company or any Affiliate and a Participant or any other person. Prior to the payment or settlement of any Award, nothing contained herein or in any Award Agreement shall give any Participant or any other person any rights that are greater than those of a general unsecured creditor of the Company or an Affiliate.

23.4    Use of Proceeds. All proceeds received by the Company pursuant to Awards granted under the Plan shall be used for general corporate purposes.

23.5    No Limitations on Corporate Action. Neither the Plan, the grant of any Award nor any Award Agreement shall limit, impair or otherwise affect the right or power of the Company or any of its Affiliates to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

23.6    No Stockholder Rights. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant shall have any rights as a stockholder with respect to any Shares to be issued under the Plan prior to the issuance thereof.

23.7    Prohibition on Loans. The Company shall not loan funds to any Participant for the purpose of paying the Exercise Price associated with any Stock Option or Stock Appreciation Right or for the purpose of paying any taxes associated with the grant, exercise, lapse of restriction, vesting, distribution, payment or other taxable event involving an Award or the Plan.

23.8    No Obligation to Exercise Awards; No Right to Notice of Expiration Date. An Award of a Stock Option or a Stock Appreciation Right imposes no obligation upon the Participant to exercise the Award. The Company, its Affiliates and the Committee have no obligation to inform a Participant of the date on which a Stock Option or SAR is no longer exercisable except in the Award Agreement.

23.9    Compliance with Section 16(b). With respect to Participants who are Reporting Persons, all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. All transactions under the Plan involving Reporting Persons are subject to such conditions, regardless of whether the conditions are expressly set forth in the Plan. Any provision of the Plan that is contrary to a condition of Rule 16b-3 shall not apply to such Reporting Persons.

23.10    Code Section 409A Compliance. Notwithstanding anything contained in the Plan or in any Award Agreement to the contrary, the Plan and all Awards hereunder are intended to satisfy the requirements of Code Section 409A so as to avoid the imposition of any additional taxes or penalties thereunder, and all terms, conditions and provisions of the Plan and an Award Agreement shall be interpreted and applied in a manner consistent with this intent. If the Committee determines that an Award, Award Agreement, payment, distribution, transaction, or any other action or arrangement contemplated by the provisions of the Plan or an Award Agreement would, if undertaken, cause a Participant to become subject to any additional taxes or penalties under Code Section 409A, such Award, Award Agreement, payment, distribution, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan or Award Agreement will be deemed modified or, if necessary, suspended in order to comply with the requirements of Code Section 409A to the extent determined appropriate by the Committee in its sole discretion, in each case without the consent of or notice to the Participant.

If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a Participant’s termination of Service will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Participant’s termination of Service. For purposes of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms mean a “separation from service.”

Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, any payment(s) of “nonqualified deferred compensation” required to made under an Award to a “specified employee” (as defined under Section 409A and as the Company determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following a Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, each and every payment made hereunder shall be treated as a separate payment and not as a series of payments. Whenever a payment under the Plan or an Award Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

23.11    Governing Law. Except as to matters governed by United States federal law or the Delaware General Corporation Law, the Plan, all Award Agreements and all determinations made and actions taken under the Plan and any Award Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without giving effect to its conflicts of law principles.

23.12    Plan Controls. In the event of any conflict or inconsistency between the Plan and any Award Agreement, the provisions of the Plan shall govern and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

23.13    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

23.14    Successors. The Plan shall be binding upon the Company and its successors and assigns, and the Participant and the Participant’s legal representatives and beneficiaries.

Effective as of September 24, 2019